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                     August 31, 2022

       Andrea Anigati (Kramer)
       Chief Executive Officer
       Hamilton Lane Alliance Holdings I, Inc.
       110 Washington Street, Suite 1300
       Conshohocken, PA 19428

                                                        Re: Hamilton Lane
Alliance Holdings I, Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 22,
2022
                                                            File No. 001-39884

       Dear Andrea Anigati (Kramer):

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction